UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  February 23, 2017

Intermolecular, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35348	20-1616267
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3011 N. First Street San Jose, California	95134
(Address of Principal Executive Offices)	(Zip Code)

(408) 582-5700
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a‑12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.         DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On February 23, 2017, Mr. Wilbert van den Hoek, a director of Intermolecular, Inc. (the “Company”), notified the Company that he would resign from the Company’s Board of Directors (the “Board”), effective immediately. Mr. van den Hoek has served as a director of the Company since May 2015, and his decision to resign did not involve any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

In order to achieve a more equal balance of membership among the Company’s three classes of directors following Mr. van den Hoek’s resignation in accordance with the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), the Board determined that one of its members should be reclassified from Class III (with a term expiring at the Company’s 2017 annual meeting of stockholders) to Class I (with a term expiring at the Company’s 2018 annual meeting of stockholders).  Accordingly, on February 28, 2017, Mr. Chris Kramer, the Company’s President and Chief Executive Officer, agreed to resign from his position as a Class III director subject to his immediate reappointment as a Class I director.  The Board accepted Mr. Kramer’s resignation and immediately reappointed him as a Class I director.  The resignation and reappointment of Mr. Kramer was effected solely to rebalance the Board classes in order to comply with the Certificate of Incorporation, and for all other purposes, Mr. Kramer’s service on the Board is deemed to have continued uninterrupted.

Following Mr. Kramer’s reappointment as a Class I director, the Board decreased the number of authorized directors from seven to six, such that each of the Company’s three classes of directors consists of two members.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERMOLECULAR, INC.

Date: March 1, 2017	By:	/s/ C. Richard Neely, Jr.
C. Richard Neely, Jr.
Chief Financial Officer